

M LAUNCHING NOW

LAUNCHING

NOW

Ernie Barnes

INVEST NOW

APPRECIATING STYLE AT AUCTION

A Top Appreciation Rate on Platform

Similar paintings have seen annual appreciation of 34.2% between 2010 and 2025 at auction—one of the highest rates currently available on platform.

34.2%



$1m
$800k
$600k
$400k
$200k
09
11
13
15
17
19
21
23
25

BASKETBALL SERIES IN BARNES TOP RECORDS

Top-Selling Style at Auction

This offering features Barnes' famous basketball player motif. Similar basketball paintings have sold for $945,000 and $857,750, good for Barnes' #7 and #10 auction records. View offering circular for full list of similar sales.


Our Offering
$341,000


#7 Record:
$945,000 (2022)


#10 Record:
$857,750 (2023)

OUR TRACK RECORD FOR SELLING BARNES

Previous Exit: 20.3% Total Net Return

In December '23, we sold a Barnes painting that delivered 20.3% total net returns after a hold period of 76 days. Past performance not indicative of future returns.



EXIT DETAILS

Original Offering Size:
$447,000

Sale Price:
$600,000

Held For:
76 days

Profit from a $10,000 Investment:
$2,030, Net of Fees

INVEST NOW

View offering circular below

MASTERWORKS

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only. We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.

Previous Masterworks exit featuring artwork by Ernie Barnes not included in set of similar sales to live offering (Masterworks 519). Masterworks has offered investments in over 500 works and realized illustrative total net returns of 15%, 17%, and 19% on works held less than one year (not inclusive of unsold works which may be lower).

Masterworks, LLC is located at 1 World Trade Center, 57th Floor, New York, NY 10007.

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